Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ALGORHYTHM HOLDINGS, INC.", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JANUARY, A.D. 2025, AT 12:55 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

2376345 8100

SR# 20250122054

Authentication: 202688896

Date: 01-14-25

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:55 PM 01/14/2025
FILED 12:55 PM 01/14/2025
SR 20250122054 - File Number 2376345

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF ALGORHYTHM HOLDINGS INC., a Delaware Corporation

Algorhythm Holdings, Inc. (the "**Corporation**"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND: That, pursuant to Section 242 of the Delaware General Corporation Law (the **"DGCL"),** the first paragraph of Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

"FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 801,000,000 shares, consisting of (i) 800,000,000 shares of common stock, par value $0.01 per share (the "**Common Stock**"), and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share (the "**Preferred Stock**")."

Upon the filing and effectiveness (the "Effective Time") pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each two hundred (200) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split").

No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, if, upon aggregating all of the shares of Common Stock held by a record holder of Common Stock immediately following the Reverse Stock Split such holder would otherwise be entitled to a fractional share of Common Stock, as a result of the Reverse Stock Split, the Corporation shall issue to such holder an additional fraction of a share of Common Stock as is necessary to round the number of shares of Common Stock, held by such holder up to the nearest whole share, such that no holder will hold fractional shares following the Reverse Stock Split. Each certificate that prior to the Effective Time represented shares of Common Stock, shall, from and after the Effective Time, represent the number of shares of Common Stock as applicable, into which the shares of Common Stock were reclassified and combined in the Reverse Stock Split (including those fractional shares issued by the Corporation in connection with the Reverse Stock Split to round the number of shares held by such holder at the Effective Time up to the nearest whole share).

THIRD: That the foregoing Certificate of Amendment of the Certificate of Incorporation of the Corporation has been duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed on this 14th day of January, 2025.

By: /s/ Gary Atkinson
Gary Atkinson
Chief Executive Officer